Contacts:
Investors: Paul Beattie 703.312.9673 or pbeattie@fbr.com
Media: Lauren Burk 703.469.1004 or lburk@fbr.com

Friedman, Billings, Ramsey Group, Inc. Announces Increase
in Share Repurchase Authority, Suspension of Cash
Dividend, the Sale of Loans and Other Material
Developments

ARLINGTON, VA, December 21, 2007 - Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) (FBR or the Company) today announced that its Board of Directors has approved an increase in the number of shares of the Company’s Class A common stock that the Company is authorized to repurchase from 50 million shares to an aggregate of 100 million shares, of which 23.6 million shares have already been repurchased.

The Board has worked with management over the last month to explore a variety of potential strategic alternatives with a view to increasing shareholder returns, because the Board continues to believe that FBR’s stock price does not accurately reflect the underlying value of the Company, including its majority ownership interest in FBR Capital Markets Corporation (Nasdaq:FBCM) (FBR Capital Markets), one of the Company’s taxable-REIT subsidiaries that owns the Company’s investment banking, institutional sales and brokerage and asset management businesses. The Board concluded that, at this time, the most prudent use of FBR’s financial resources is to repurchase additional shares of Class A common stock in open market repurchase transactions, privately negotiated purchases, a possible tender offer or through other available methods, based on the belief that the Class A common stock is undervalued and that purchasing shares is an attractive and prudent investment for the Company. The Company may in the future consider and pursue other strategic alternatives.

The Company also announced today that the Board has decided not to pay a cash dividend this quarter. The Company last paid a cash dividend on October 31, 2007 of $0.05 per share. The Board concluded that at the present time, the repurchase of the Class A common stock represents a better use of the Company’s financial resources than the payment of cash dividends. Pursuant to FBR’s previously announced variable dividend policy, the Company may reinstate the payment of cash dividends when appropriate in the future.

FBR also today announced that it completed the sale of its on-balance sheet securitized loan portfolio (“residual interests”). As a result of the sale, $3.1 billion of securitized loans held for sale and $3.1 billion of related securitization financing have been eliminated from the Company’s balance sheet. As of September 30, 2007, the Company had no economic exposure to the portfolio. This sale will not have a material impact on the Company’s consolidated operating results for the fourth quarter of 2007.

As of September 30, 2007, the Company held approximately $200 million of non-securitized non-prime mortgage loans (net of reserves) originated by First NLC Financial Services, LLC (FNLC). The Company has sold $153 million of these mortgage loans (net of reserves) generating proceeds of $135 million, which will result in the recognition of a realized loss of $18 million in the fourth quarter of 2007. The Company is currently negotiating the sale of the remaining $48 million of these mortgage loans (net of reserves), and estimates that in the fourth quarter of 2007 it will recognize additional losses of approximately $20 million from the sale or write-down of these remaining non-securitized non-prime mortgage loans. The Company also expects to write-off goodwill of approximately $108 million in the fourth quarter of 2007.

As previously announced in July 2007, the Company has entered into a recapitalization agreement for its subsidiary, FNLC. As a result of that transaction, FBR’s future exposure to FNLC, whether or not the transaction closes, is limited to its investment in FNLC, $12 million at September 30, 2007, plus a $3 million indemnification obligation for certain potential liabilities. The Company today announced that, in satisfaction of one of the conditions to closing the transaction, FNLC has obtained final court approval of a negotiated settlement of employment related class action litigation. At this time, however, the Company cannot predict when the other closing conditions will be met or whether or not the transaction will be closed.

Friedman, Billings, Ramsey Group, Inc. provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, research*, asset management and private wealth services through majority ownership of FBR Capital Markets Corporation. FBR Capital Markets focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy & natural resources, financial institutions, healthcare, insurance, real estate, and technology, media & telecom. FBR Group also invests in mortgage-related assets and merchant banking opportunities.  FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, VA; Boston; Dallas; Houston; Irvine; New York; Phoenix; San Francisco; London, England; and Sydney, Australia. For more information, please visit www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company's filings with the Securities and Exchange Commission, on forms 10-K and 10-Q. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire. These forward-looking statements represent the Company's judgment only as of the date of this press release. The Company does not have any intention or obligation to update these forward-looking statements.

# # #